NEWS RELEASE

ProAssurance Reports Results for First Quarter 2012

BIRMINGHAM, AL – (PRNewswire) – May 7, 2012 – ProAssurance Corporation (NYSE: PRA) reports Operating Income of $48 million, or $1.56 per diluted share for the first quarter of 2012. Gross Premiums Written were $170 million, a 6% increase over the year-ago quarter. Book Value per share is $72.33 at the end of the first quarter of 2012, Shareholders’ Equity is $2.2 billion and Total Assets topped $5 billion for the first time in the Company’s history.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended March 31,
	2012	2011
Gross Premiums Written	$170,448	$160,813
Net Premiums Written	$157,998	$149,883
Net Premiums Earned	$136,659	$132,077
Net Investment Income	$33,492	$36,161
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(2,066)	$(1,364)
Net Investment Result	$31,426	$34,797
Net Realized Investment Gains (Losses)	$10,677	$4,124
Other Income	$1,809	$2,587
Total Revenues	$180,571	$173,585
Net Losses and Loss Adjustment Expenses	$70,199	$70,423
Underwriting, Policy Acquisition and Operating Expenses	$34,398	$35,709
Interest Expense	$825	$795
Total Expenses	$105,422	$106,927
Tax Expense	$19,504	$18,965
Net Income	$55,645	$47,693
Operating Income	$48,226	$44,984
Net Cash Provided by Operating Activities	$28,100	$24,861

Earnings per Share
	Three Months Ended March 31,
	2012	2011
Weighted average number of common shares outstanding (in 000’s)
Basic	30,589	30,616
Diluted	30,852	30,853
Operating Income per share (Basic)	$1.58	$1.47
Operating Income per share (Diluted)	$1.56	$1.46
Net Income per share (Basic)	$1.82	$1.56
Net Income per share (Diluted)	$1.80	$1.55

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax net effects of confidential settlements in 2012 and the effects of Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the net effect of confidential settlements in 2012 and Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended March 31,
	2012	2011
Net Income	$55,645	$47,693
Items Excluded in the Calculation of Operating Income:
Effect of Confidential Settlements	$(714)	$-
Net Realized Investment (Gains) Losses	$(10,677)	$(4,124)
Guaranty Fund (Recoupments) Assessments	$(23)	$(43)
Pre-Tax Effect of Exclusions	$(11,414)	$(4,167)
Tax Effect at 35%	$3,995	$1,458
Operating Income	$48,226	$44,984
Per Diluted Common Share:
Net Income	$1.80	$1.55
Effect of Adjustments	$(0.24)	$(0.09)
Operating Income Per Diluted Common Share	$1.56	$1.46

Key Ratios
	Three Months Ended March 31,
	2012	2011
Current Accident Year Loss Ratio	86.1%	83.6%
Effect of Prior Accident Year Reserve Development	(34.7%)	(30.3%)
Net Loss Ratio	51.4%	53.3%
Expense Ratio	24.7%	25.9%
Combined Ratio	76.1%	79.2%
Operating Ratio	51.6%	51.8%
Return on Equity	10.2%	10.2%

We calculate Return on Equity by dividing annualized Net Income for the period by the average of beginning and ending Shareholders’ Equity.

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Management Commentary
“Our results continue to reflect our dedication to a disciplined approach to a difficult  business, coupled with a long-term commitment to policyholder protection and increased value for our shareholders,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He added, “Our unique combination of financial strength, insurance expertise, operational innovation and commitment to the principles of Treated Fairly allows us to retain existing customers and attract new insureds who understand the difference that sets ProAssurance apart.”

Business Detail

Gross Premiums Written were $170 million in the first quarter of 2012, an increase of $10 million over the same period last year. The increase in written premium is driven primarily by three reporting endorsements (also known as “tail policies”). Two of those policies were written for physician groups that were joining hospital systems and terminating ongoing insurance coverage with us, and the third policy was for a hospital that was ending its own coverage due to a merger.

Premium retention was 92% in the first quarter of 2012, up two points from the first quarter of 2011.
Average renewal pricing on our physician medical professional liability book was unchanged from last year’s first quarter.

We recognized $48 million in net favorable loss reserve development in the first quarter of 2012, compared to $40 million in the same period last year. This net favorable development was primarily from accident years 2004 to 2009 and is significantly attributable to loss severity that has proven to be lower than we expected, based on data we used to develop our previous estimate. Further, the claim frequency declines experienced by the industry through the middle of the last decade have not yet resulted in higher average loss payments, despite general expectations to the contrary.

Investment Commentary
Our Net Investment Result (Net Investment Income, plus Equity in Earnings (Loss) of Unconsolidated Subsidiaries) for the first quarter of 2012 was $31 million, compared to $35 million a year ago.

Net Investment Income declined $3 million quarter-over-quarter, due to the persistent low interest rate environment. Our average tax equivalent income yield was 4.4% in the quarter vs. 4.7% a year ago.

Our Equity in Earnings (Loss) of Unconsolidated Subsidiaries experienced a $2 million loss in the first quarter of 2012, compared to a loss of $1.3 million during last year’s first quarter. This result is driven primarily by the normal amortization of tax credit limited partnerships. These partnerships produce a favorable net effect on our tax liabilities, which more than offset the reduction in Equity in Earnings (Loss) of Unconsolidated Subsidiaries.

The CUSIP-level disclosure of our investment holdings as of March 31, 2012 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

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Capital Management and Business Highlights
Consistent with our Dividend Policy, announced in September 2011, our Board approved quarterly cash dividends of $0.25 per common share, paid in January and April of 2012.

We did not repurchase any of our common stock in the quarter, although we have purchased 6.1 million shares of our stock at a cost of $321 million since 2005. We have approximately $188 million remaining in the authorization granted by our Board in November 2010.

Fitch Ratings affirmed the “A” ratings and “Stable” outlook assigned to ProAssurance and its subsidiaries.

Balance Sheet Highlights (in thousands, except per share data)
	March 31, 2012	December 31, 2011
Shareholders’ Equity	$2,216,791	$2,164,453
Total Investments	$4,124,918	$4,090,541
Total Assets	$5,033,328	$4,998,878
Policy Liabilities	$2,599,201	$2,580,966
Accumulated Other Comprehensive Income (Loss)	$133,049	$130,037
Goodwill	$159,625	$159,625
Book Value per Share	$72.33	$70.84

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past five years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information
Live: Tuesday, May 8, 2012, 10:00 am et. Investors may dial (888) 282-4591 (toll free) or (719) 325-2204. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through May 25, 2012, at (888) 203-1112 or (719) 457-0820, using access code 7432473. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements. The following important factors are among those that could affect the actual outcome of future events:

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers, employees and key agents, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons;

general economic conditions, either nationally or in our market areas, that are different than anticipated;
our ability to maintain our dividend payments;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;
changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
consolidation of healthcare providers and entities that are more likely to self insure and not purchase medical professional liability insurance;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

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allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect recoveries from our reinsurers;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or attempts to initiate a takeover;
state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

taxing authorities can take exception to our tax positions and cause us to incur significant amounts of defense costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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Contact:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 foneil@ProAssurance.com